SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2002

CORPORATE VISION, INC.

(Exact name of registrant as specified in its charter)
Oklahoma	0-18824	73-1380820
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

3 Broad Street, Suite 3A

Charleston, South Carolina 29401

(Address of principal executive offices) (Zip Code)

(843) 534-1330

(Registrant's telephone number, including area code)

Item 1. Changes in Control of Registrant.

Not applicable.

Item 2. Acquisition Or Disposition Of Assets

On August 8, 2003, Stony's Trucking Company ("Stony's"), a wholly-owned subsidiary of Corporate Vision, Inc. (the "Company"), entered into an Asset Purchase Agreement under which Stony's sold substantially all of its assets to Filbin International, Inc. ("Filbin"), including office equipment, furniture, fixtures and equipment, customers, agent relationships, and tradenames. The assets sold consisted generally of the Company's trucking operations, excluding any trucks or trailers used in the trucking operations. The purchase price for the assets consisted of $250,000 cash, and contingent payment equal to two percent (2%) of revenue from the trucking operations for a two year period from February 1, 2004 to January 31, 2006. The purchase price did not include the assumption of any liabilities of Stony's or its subsidiaries. However, Filbin can pay certain presale liabilities to the extent necessary to ensure smooth operations following the sale, and in that event the amount of contingent payments will be reduced by the amount of debt paid. The Company, Stony's and both directors of the Company indemnified Filbin against any claims or liabilities arising prior to the sale.

Pursuant to the Asset Purchase Agreement, Filbin entered into a management agreement with GJG Management, LLC to perform management services for Filbin for one year following the date of the sale. GJG Management, LLC is owned and controlled by Gregory J. Gibson, the Company's chief executive officer and a director of the Company. In addition, Filbin agreed to lease a building in Youngstown, Ohio out of which Stony's operated from Mr. Gibson for $7,500 per month for six months. The Company retains ownership of certain trucks and trailers, which will be utilized as part of Filbin's fleet, subject to Filbin's standard terms and conditions.

The Company's decision to sell its trucking operations was necessitated by operational and financial difficulties caused by the Company's difficulties in funding its operations under its factoring line of credit with Systran, which had resulted in a loss of business and declining revenues. As a result, the Company has decided to focus its operations on its waste hauling operations operated through its CV Transportation, Inc. subsidiary.

Item 3. Bankruptcy or Receivership.

Not applicable.

Item 4. Changes in Registrant's Certifying Accountant.

Not applicable.

Item 5. Other Events and Regulation FD Disclosure.

Amendment of Environmental Energy Services, Inc. Stock Purchase Agreement

In September 2002, the Company entered into a Stock Purchase Agreement (the "EES Agreement") to sell up to 20,000,000 shares of its common stock to Environmental Energy Services, Inc. ("EES") (OTCBB: EES) for $0.125 per share, for a total purchase price of $2,500,000. Under the EES Agreement, as modified in April 2003, EES is obligated to purchase such common stock from payments it is entitled to receive under a royalty agreement, with the amount of each payment being equal to the amount of the royalty payment less amounts used to satisfy prior liens on the royalty agreement. EES granted the Company a security interest in EES's interest in the royalty agreement to secure its obligation to purchase the shares. An advisory board member of the Company is the chairman and chief executive officer of EES, and owns shares of common stock in the Company.

To date, the EES has paid the Company $1,672,947.50 to purchase 13,383,580 shares of common stock of the Company under the EES Agreement. On April 7, 2003, the Company loaned EES $844,483.16 pursuant to a promissory note dated April 7, 2003 which bears interest at five percent (5%) per annum, and is secured by a lien on EES's interest in the royalty agreement. In connection with the loan, the Company and EES agreed that all distributions under the royalty agreement to which the Company is entitled shall be applied in the following manner: first to the payment of costs, interest and principal due under the April 7, 2003 Note, second to the purchase of additional shares of Company common stock under the EES Agreement, and third to the purchase of shares of Gulftex common stock from the Company under the Gulftex Agreement (see below).

EES has the right under the EES Agreement to terminate its obligation to purchase shares in the event there is a materially adverse change in the business or financial condition of the Company. On August 13, 2003, following the sale of the Company's trucking operations (see Item 2), EES sent the Company a letter notifying the Company of its decision to terminate its obligation to purchase shares of the Company's common stock under the EES Agreement. Following the receipt of the letter from EES, the Company and EES renegotiated the EES Agreement, the material terms of which are as follows:

  EES shall be deemed to have purchased all shares of common stock purchased to date (13,383,580 shares) for all payments made to the Company to date, net of amounts loaned back to the Company by EES. That results in a total purchase price for the shares already purchased of $905,535.13, or $0.0676601 per share, instead of $0.125 per share as specified in the original EES Agreement. As a result, the Company agreed to cancel the April 7, 2003 note from EES in the original principal amount of $844,483.16.
  EES agreed to use $1,100,000 of payments from the technology royalty to purchase additional shares of common stock from the Company on the following schedule: $20,000 from the royalty payment due for the quarter ended June 30, 2003; and $60,000 from the royalty payment due for all succeeding quarters. The purchase price of each share purchase will be the greater of $0.09 per share or the average market price of the Company's common stock for the five days preceding the receipt of each royalty payment.
  EES no longer has the right to terminate its purchase commitment based on an existing or future material adverse change in the Company's business or financial condition. Instead, EES only has the right to terminate its purchase commitment in the event the Company fails to deliver certificates for any installment purchase to EES prior to the due date of the next installment, or if the Company has a custodian, receiver or trustee appointed for it or a substantial part of its assets, or if the Company voluntarily commences any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, or an involuntary proceeding is commencement and not dismissed within ninety (90) days.

Amendment of Gulftex Energy Corporation Stock Purchase Agreement

In December 2002, the Company entered into another agreement (the "Gulftex Agreement") with EES, under which EES agreed to utilize amounts it receives under the above-described technology royalty to acquire certain shares of common stock in Gulftex Energy Corporation, n/k/a Gulftex Partners, Inc. ("Gulftex") that the Company received from the sale of a subsidiary to Gulftex. EES granted the Company a security interest in EES's interest in the royalty agreement to secure its obligation to purchase the shares.

EES also has the right to terminate its obligation under the Gulftex Agreement to purchase shares of Gulftex common stock from the Company in the event there is a materially adverse change in the business or financial condition of Gulftex. EES notified the Company of its decision to terminate its obligation to purchase shares of Gulftex common stock from the Company. Following the receipt of the letter from EES, the Company and EES renegotiated the Gulftex Agreement. The material change effected by the amendment was to defer EES's obligation to begin purchasing the Gulftex common stock until the royalty payment for the quarter ended December 2005.

Exercise of Buyback Agreement

On March 5, 2002, when the Company purchased Stony's from Gregory Gibson ("Gibson"), the Company and Mr. Gibson executed a right of rescission agreement, under which each had the right to rescind the acquisition under certain circumstances until December 31, 2002. In the event the acquisition was rescinded, then Mr. Gibson would receive all shares of Stony's common stock, and would be obligated to return all consideration received by him for the Stony's shares, which included 20,000,000 shares of common stock of the Company, $50,000 cash, and all amounts received by Gibson under a Cognovit Promissory Note in the original principal amount of $150,000.

On December 31, 2002, at the scheduled expiration date of the rescission agreement, Gibson and the Company executed a Buyback Agreement, which granted Gibson the right to repurchase Stony's from the Company in consideration for the return of all consideration received by Gibson for Stony's, which included 20,000,000 shares of common stock of the Company, $50,000 cash, and all amounts received by Gibson under a Cognovit Promissory Note in the original principal amount of $150,000.

On August 11, 2003, the Company and Gibson executed an agreement under which Gibson repurchased Stony's. The Company and Gibson agreed that Gibson would pay the buyback consideration as follows:

  Gibson's obligation to pay the Company $96,250 in cash would be applied against a Company subsidiary's obligation to Gibson in the amount of $164,735, leaving a balance owing Gibson of $68,485;
  Gibson's obligation to return 20,000,000 shares of Company common stock to the Company would be satisfied by the return of 17,792,998 shares of common stock to the Company and the cancellation of $68,485 that was owed Gibson by a subsidiary of the Company.

In addition, the agreement between Gibson and the Company provided that Gibson's employment agreement with the Company would be terminated. However, Gibson remains a director and chief executive officer of the Company. Finally, because Gibson's shareholdings are less than 5% of the outstanding shares, the Stockholders' Agreement Concerning Corporate Vision, Inc. dated March 5, 2002 by and among Gibson, the Company and Global Eco-Logical Services, Inc. automatically terminated pursuant to Paragraph 2.6(b) thereof.

Settlement of Claims Against Stony's Trucking Co.

On August 11, 2003, the Company entered into a settlement agreement with Stony's and an agreement with Gibson to settle the Company's claim against Stony's for $432,361.27 in advances made to Stony's. Under the agreements, Gibson agreed to pay the Company $250,000 from the proceeds of the liquidation of certain receivables of Stony's that Gibson had a prior lien on to secure advances he had made to Stony's. To satisfy the balance of the advances, Stony's assigned the Company its interest in a royalty stream payable by Filbin of the Stony's assets from the revenues generated by the assets. The royalty is equal to 2% of revenues generated from the operations of Stony's for the period from February 1, 2004 to January 31, 2006, and is subject to potentially substantial offsets by Filbin.

Establishment of CV Logistics, Inc.

In 2003, the Company formed a new subsidiary named CV Logistics, Inc. The subsidiary was formed to acquire the trucks and trailers owned by Stony's that were not sold to Filbin. The subsidiary currently operates the trucks on an agency basis for Filbin and for the benefit of CV Transportation, Inc., the Company's waste hauling subsidiary. The trucks and trailers are currently subject to indebtedness to Key Bank in an amount in excess of their fair market value and that is in default. The Company is in negotiations with Key Bank to restructure its indebtedness, but as of the date of this Form 8-K no definitive agreement has been reached.

Item 6. Resignations Of Directors And Executive Officers.

Not applicable.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements of Businesses Acquired: Not applicable.

(b) Pro Forma Financial Information: Not applicable.

(c) Exhibits: None.

Item 8. Change in Fiscal Year.

Not applicable.

Item 9. Regulation FD Disclosure.

Not applicable.

Item 10. Amendments to the Registrant's Code of Ethics, or Waiver of a Provision of the Code of Ethics.

Not applicable.

Item 11. Temporary Suspension of Trading under Registrant's Employee Benefit Plans.

Not applicable.

Item 12. Results of Operations and Financial Condition.

Not Applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: January 12, 2004	CORPORATE VISION, INC. /s/ Gregory J. Gibson Gregory J. Gibson, Chief Executive Officer